Southern Missouri Bancorp, Inc.
Code of Conduct and Ethics
(Revised Effective September 9, 2005)

Introduction

This Code of Conduct and Ethics (this "Code") applies to all directors, officers and employees of Southern Missouri Bancorp, Inc. and its subsidiaries and other affiliates (collectively, the "Corporation").

This Code is designed to deter wrongdoing and to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  Full, fair, accurate, timely and understandable disclosure in documents that the Corporation files with, or submits to, the Securities and Exchange Commission (the "SEC") and in all other public communications made by the Corporation;
  Compliance with applicable governmental laws, rules and regulations;
  Prompt internal reporting to designated persons of violations of this Code; and
  Accountability for adherence to this Code.

In general, the use of good judgment, coupled with high ethical standards, is the best guide for compliance with this Code. Questions regarding this Code or the appropriateness of any action or arrangement should be addressed with your immediate supervisor or with the Human Resources Manager of Southern Missouri Bank & Trust Co. (the "Bank").

Individual Activities

Personal Conduct

You should always be mindful of the Corporation's prominence and reputation in the community. Since the success of any banking business depends on the public's trust, it is extremely important that you conduct your personal affairs in such a way as to avoid discredit or embarrassment to yourself and the Corporation. Your personal behavior and appearance should be governed by both common sense and good taste.

You may not use, possess, or sell alcohol on the Corporation's property (any exceptions to this policy should be event oriented and approved by senior management on a case by case basis), and never work under the influence of such substance. You may not use, possess, or sell non-prescribed illegal drugs on the Corporation's property, nor work under the influence of such substances. This prohibition does not apply to any over-the-counter drugs or prescription drugs taken in accordance with a doctor's instructions.

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Personal Financial Responsibility

Each officer, director, and employee must manage his or her personal finances in a prudent, businesslike manner. All officers, employees, and directors are to handle their deposit and loan accounts with all financial institutions responsibly. Personal loan accounts at the Bank should be paid in a timely manner. Interest bearing accounts may not bear a greater rate of interest than that paid to the general public. Overdrafts are discouraged unless permitted by an overdraft protection policy of the Corporation or a prearranged overdraft plan that is available to customers generally. The following activities are prohibited:

  Borrowing money from other staff members (unless approved by senior management).
  Borrowing money from customers other than those that are lending institutions.
  Borrowing at a preferential rate from the Corporation because of your position. The policy of the Corporation is that all loans to executive officers, directors, and principal shareholders must be on the same terms and conditions as those offered to the general public. Additional information is contained in the Bank's Insider Policy.

Acting as a co-signer or guarantor for others may result in the co-signer or guarantor having to pay the obligation. Accordingly, you should not assume co-signer or guarantor responsibilities unless you are in a position to pay the entire obligation upon demand.

Personal Investments

Employees, officers and directors of the Corporation, by the nature of their positions, must be particularly circumspect regarding investments that may appear improper to customers, regulatory authorities, or the public. You should consult with the Human Resources Manager if you have or are considering any investments that might have even an appearance of impropriety.

You should avoid entering into transactions in which it may appear that you are improperly benefiting from your relationship with the Corporation. This applies also to investments by members of your immediate family.

While a complete list of such matters cannot be given, you must refrain from directly or indirectly owning or purchasing any of the following, unless specifically approved in writing by the Chief Executive Officer of the Corporation (in the case of any officer or employee other than the Chief Executive Officer) or approved by the Board of Directors of the Corporation (in the case of the Chief Executive Officer or any other director):

  Real or personal property in which the Corporation has or intends to obtain an ownership interest (e.g., through purchase, foreclosure or repossession, or in a fiduciary capacity).
  Stocks, bonds, or other securities about which you have or could be expected to have confidential information (e.g., a proposed merger involving a customer).
  Trust deeds, mortgages, or chattel mortgages that create a security interest in property in which the Corporation has a security interest.
  An interest in any business entity that is a customer, supplier or other vendor of the Corporation. This limitation does not apply to directors who are not employees of the Corporation, provided that the terms of any transactions between such an entity and the Corporation are comparable to those that would exist in an arm's length transaction between unaffiliated parties. Nor does this limitation apply to ownership of less than 1% of the outstanding voting stock of any public company.
  An interest in a company for which you are the account officer.

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Fair Dealing

Each employee, officer, and director should endeavor to deal fairly with the Corporation's customers, suppliers, competitors, officers, and employees. No employee, officer, or director of the Corporation should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

We seek competitive advantages through superior performance, but never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Complying With Law

All employees, officers, and directors of the Corporation must respect and comply with all laws, rules, and regulations of the U.S. and other countries, and the states, counties, cities, and other jurisdictions, in which the Corporation conducts its business or which are otherwise applicable to the Corporation. Such legal compliance must include, without limitation, compliance with the "insider trading" prohibitions applicable to the Corporation and its employees, officers, and directors. Generally, employees, officers, and directors who have access to or knowledge of material nonpublic information from or about the Corporation are not permitted to buy, sell, or otherwise trade in the Corporation's securities, whether or not they are using or relying upon that information. This restriction extends to sharing with or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Corporation's securities. In addition, the Corporation has implemented trading restrictions to reduce the risk or appearance of insider trading. See the provisions of this Code under the heading "Confidentiality-Insider Trading in Securities."

This Code does not summarize all laws, rules and regulations applicable to the Corporation and its employees, officers, and directors. Please consult the Corporation's Chief Executive Officer or the Human Resources Manager (either of whom may consult the Corporation's legal counsel) and the various guidelines that the Corporation has prepared concerning specific laws, rules, and regulations.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy, or agreement among competitors to restrict or prevent competition. A violation of the law can occur through a formal or informal agreement between the Corporation and a competitor to (i) fix prices, (ii) allocate markets, (iii) allocate customers, or (iv) refuse to deal with particular suppliers or customers.

If you are in contact with the Corporation's competitors, you must avoid any agreement with them (or even circumstances that might give the appearance of such an agreement) relating to how the Corporation conducts or will conduct its business. You should be especially careful at social or professional gatherings and at trade association meetings. Discussions or exchanges of information relating to competitive matters (e.g., cost, pricing, or strategy) must be carefully avoided.

Questions concerning antitrust issues should be directed to the Corporation's Chief Executive Officer, who may consult with the Corporation's legal counsel.

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Conflicts and Self-Dealing

Corporate Opportunity

Employees, officers, and directors are prohibited from (a) taking for themselves personally any opportunity that properly belongs to the Corporation or is discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Corporation. Employees, officers, and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

Conflicts of Interest

Conflicts of interest between officers, employees, or directors of the Corporation and customers of the Corporation (or their affiliated persons or entities) must be avoided at all times. In other words, you may not use your position, influence, or confidential information related to the Corporation or your employment for your personal gain. Conflicts of interest include, but are not limited to compensation from directorships or investments with customers of the Corporation or their affiliates, and use of information personally obtained through your employment with the Corporation. The following are examples of prohibited activities:

  Receiving preferential treatment from customers, suppliers or prospective customers because of your position with the Corporation. For example, if you deal with securities firms in purchasing or selling securities for an affiliate or its customers, you may not accept preferential treatment from those firms in your personal dealings with them. Any appearance of impropriety must be scrupulously avoided.
  Selling or leasing goods or services to the Corporation in an amount less than $10,000 without prior disclosure to and approval in writing by an executive officer. Selling or leasing goods or services to the Corporation in an amount in excess of $10,000 must be approved by the Board of Directors. In addition, the terms and conditions of any such transaction must not be comparable to those that would exist in an arm's length transaction between unaffiliated parties.
  Receiving discounts on personal purchases from suppliers or customers because of their business relationships with the Corporation.

In the event there is proposed a transaction between the Corporation and a director of the Corporation or any person or entity affiliated with a director of the Corporation that could be construed as a possible conflict of interest, the transaction must be approved by the Board of Directors of the Corporation. Such director shall disclose to the Board of Directors all material information relevant to the Board's decision including the existence, nature and extent of the director's possible conflicting interest, and such director must excuse himself or herself from voting on the matter.

Outside Employment

Employees are expected to devote full-time attention and energy to the Corporation. Significant outside employment or employment in positions or establishments that may result in adverse public reaction must be avoided. Employees must obtain the prior written consent of their supervisor before accepting any outside employment. No outside employment will be approved which might subject the Corporation to criticism or which would encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect your working effectiveness.

You may not have outside employment that involves or may appear to involve a conflict of interest. Examples include, but are not limited to:

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  Employment by a company or personally engaging in any activity that is competitive with the Corporation.
  Employment that involves the use of the Corporation's equipment, supplies, or facilities.
  Employment that involves the preparation, audit, or certification of statements, tax returns, or other documents upon which the Corporation may place reliance for lending or other purposes. If you prepare income tax returns of individuals or entities other than yourself, you must obtain confirmation from your potential client that the client does not intend to use your work product as part of any transaction with the Corporation.
  Employment that involves the rendering of investment, legal, or other advice, or exercising judgment that is based upon information, reports, or analyses that are accessible primarily from or through your employment with the Corporation.
  Employment that may reflect adversely on you or on the Corporation.
  Employment under circumstances that may suggest the sponsorship or support of the Corporation on behalf of the outside employer or an outside organization.
  Employment as an insurance or securities broker, agent, or representative.
  Employment as a real estate contractor, salesman, broker, or agent.

Directors and Officers of Other Companies

An employee may not serve as an officer, director, or advisory director or as a member of any committee of an outside for-profit business organization without the prior written approval of the Chief Executive Officer of the Corporation. Directors are expected to ensure that other existing and planned future commitments, including service on other boards, do not significantly interfere with their duties and responsibilities to the Corporation.

Directors and Officers of Civic and Charitable Organizations

The Corporation recognizes the benefits of active participation by employees, officers and directors in nonprofit organizations such as the Red Cross, Boy Scouts of America, and United Way. Service as a trustee, director, or officer of a nonprofit religious, charitable, civic, or health and welfare organization is also recognized as worthwhile community involvement and does not constitute a conflict of interest, even if the organization is a customer of the Corporation. Such service by employees is generally permissible provided that it does not significantly encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect your working effectiveness. Such service by non-employee directors is also permissible provided that it does not significantly interfere with their duties and responsibilities to the Corporation.

Self-Dealing

You must not represent the Corporation in any transaction in which you may derive a benefit. To avoid possible conflicts of interest, loan applications submitted to you by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to other independent lending officers of equal or higher position for processing and approval. This policy also applies to the processing and approval of overdrafts.

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You must not approve your own loans, act as officer on any account on which you are a signatory, process your own transactions, or authorize refunds on any account on which you are a signatory. This prohibition applies also to loans and accounts of relatives, close personal friends, and entities owned or controlled by any of them.

You must not accept business opportunities from persons doing business or seeking to do business with the Corporation if such opportunities are made available to you because of your position with the Corporation. You must never use your position with the Corporation to influence public officials or others for your personal benefit. Likewise, your employment with or service as a director of the Corporation must not be used as leverage to gain favors from customers or suppliers.

Bequests or Legacies

You must not accept bequests or legacies from customers of the Corporation (other than a relative or person who has never dealt with you as a representative of the Corporation) under a will or trust without the advance written consent of the Human Resources Manager.

Fiduciary (Trust) Customers

An employee may not accept an appointment as an executor, administrator, guardian, trustee, or any similar fiduciary capacity without the prior written approval of his or her supervisor. This prohibition does not apply to appointments resulting from close family or other personal relationships, provided the duties required would not interfere with the proper performance of the employee's duties to the Corporation.

Gifts and Business Entertainment

No officer, director, or employee of the Corporation shall solicit, accept, or agree to accept anything of value for the benefit of any person from anyone doing or seeking to do business with the Corporation, including borrowing money, purchasing property, or furnishing property or services to the Corporation, except as expressly permitted by this section.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No such gift, entertainment, or payment should be offered, given, provided, or accepted by any Corporation employee, family member of an employee, or director unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Please discuss with your supervisor or the Human Resources Manager any entertainment, gift, or proposed gift that may not be appropriate.

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:

  Acceptance of gifts, gratuities, amenities, or favors based upon family or personal relationships (e.g. from a parent, child, or spouse of an employee of the Corporation) when the circumstances make it clear that those relationships, rather than the business of the Corporation, are the motivating factors.

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  Acceptance of meals, refreshments, travel arrangements, accommodations or entertainment, all of reasonable value, in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships, provided that any such expenses would have been a legitimate business expense paid by the Corporation if not paid by another party.
  Acceptance of loans from other corporations or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, automobile loans, or other consumer purpose loans, except where prohibited by law.
  Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items.
  Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.
  Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as promotion, new job, wedding, births, retirement, Christmas, or bar mitzvah; provided that the total value of all such gifts given by the same person or organization to any officer, director, employee or attorney does not exceed $250 during any calendar year unless approved by senior management.
  Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

On a case-by-case basis, the Corporation may approve of other circumstances, not identified above, in which a director, officer, or employee may accept something of value in connection with the Corporation's business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts and is consistent with the Bank Bribery Act. Any director, officer, or employee of the Corporation may seek permission to accept something of value in connection with the Corporation's business under circumstances other than the exceptions identified above. Requests by officers and employees (other than the Chief Executive Officer of the Corporation) should be made to the Chief Executive Officer of the Corporation and requests by the Chief Executive Officer and any other director should be made to the Board of Directors. If you are uncertain as to the propriety of a gift, you should consult with your supervisor or the Human Resources Manager before accepting it.

Any officer, director, or employee of the Corporation who is offered or receives something of value beyond what is authorized in this section shall disclose that fact to the Chief Executive Officer. A copy of each request for approval or disclosure contemplated by this section must be provided to the Human Resources Manager.

Confidentiality

Confidential Information

Confidential information shall include, but is not limited to, all customer information, all employee information, all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, business plans, financial information, trade secrets, and other information disclosed or submitted, orally, in writing, or by any other media, to the employee, officer or director. All confidential information is the property of the Corporation. Employee information, whether employment related or customer related, is also confidential information.

Federal law prohibits the Corporation and its employees, officers and directors from divulging information about its customers except in certain limited circumstances. Employees, officers and directors may become aware of certain confidential information concerning the financial affairs of customers of the Corporation that is highly confidential and are prohibited from disclosing any information learned during the course of their employment or service concerning the financial affairs of any customers to any unauthorized person during the course of their employment by or service as a director with the Corporation or any time thereafter.

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The confidential information is to be considered confidential and proprietary to the Corporation. Employees, offices and directors should not discuss confidential information, especially customer information in the presence of other customers. Further, confidential information, such as customer information and other confidential information as defined above, should be discussed or used between employees, offices and directors only when a business purpose dictates the need for such discussion, or use. Otherwise, such conversations may be considered unnecessary and unwarranted.

Any breach of confidentiality, especially customer confidentiality, may subject the individual to disciplinary action up to and including dismissal from employment with the Corporation.

Employees, officers and directors of the Corporation also agree upon request of the Corporation upon termination of service or expiration of employment, as the case may be, to turn over all confidential information in their possession or control.

Information obtained in the course of evaluating a loan application or servicing a loan, and other information about customers, suppliers, prospective customers, employees, or applicants is strictly confidential and the property of the Corporation. Use of material inside information in your own investments or passing this information on to others can constitute a violation of federal securities laws, as described under "Insider Trading in Securities." If you find it necessary to transport documents containing sensitive information, care should be taken to protect their security. You should not discuss any matter of a confidential nature in a public place where the conversation might be overheard.

Confidential Information About the Corporation

Financial information about the Corporation is not to be disclosed to anyone unless it has been included in a published report or otherwise made generally available to the public. Any questions concerning the disclosure of confidential information should be addressed to the Chief Executive Officer of the Corporation.

It is important that all communications with the public and the media about the Corporation be made only through an appropriately designated officer under carefully controlled circumstances. All media inquiries regarding the Corporation must be referred to the Chief Executive Officer of the Corporation. Business matters about the Corporation and information about any customer of the Corporation are never to be discussed with the media or in any other public forum.

Insider Trading in Securities

Prohibition Against Trading on Undisclosed Material Information

If you are aware of material information relating to the Corporation that has not been available to the public for at least two full trading days, you are prohibited from trading in stock of the Corporation, directly or indirectly, and from disclosing such information to any other person. Any information, positive or negative, is material if it might be of significance to an investor in determining whether to purchase, sell, or hold stock of the Corporation. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal information about revenues, earnings, or other aspects of financial performance, which departs in any way from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer, or an important transaction. This list is merely illustrative.

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When material information is publicly announced, transactions in the stock may occur after a lapse of two full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee, officer or director that had access to the information may trade in the stock starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday), subject to the restricted trading periods limitation discussed below. If the announcement is made on Monday after trading begins, employees, officers and directors may not trade in the Corporation's stock until Thursday, subject to the restricted trading periods limitation discussed below. Questions about when trading may commence following an announcement should be addressed to the Corporation's Chief Executive Officer.

The prohibition against trading on inside information generally reflects the requirements of law as well as this policy. As more fully discussed below, a breach of this prohibition may constitute a serious violation of law as well.

Restricted Periods. Unless an exception is granted or unless made pursuant to a pre-approved Rule 10b5-1 trading plan (both discussed below), all officers at or above the department head level and all directors are restricted from either buying or selling stock of the Corporation from the beginning of the first day of the last month prior to a quarter end until two full trading days have elapsed after earnings are released for that quarter or for the year, in the case of the fourth quarter (such release typically occurring during the second or third week after the quarter end). Officers below the department head level and other employees may be informed that they will be subject to this restriction on a permanent or temporary basis, either because of their position or because of their involvement with matters that result in or could result in knowledge of material non-public information. The directors, officers and employees required to adhere to this restriction are sometimes referred to below as "insiders." For example: with respect to the quarter ended March 31, insiders are restricted from buying or selling stock during the period from March 1 until two trading days have elapsed after earnings for the quarter are released. Additionally, from time to time, all insiders will receive e-mail or other notice from an executive officer stating that no insiders may buy or sell stock of the Corporation until further notice. This usually means that a material event is on the horizon and you will be further advised when the restriction on trading is removed.

Note that the general prohibition described above relating to material undisclosed information remains applicable in the period when trading is not otherwise restricted (that is, even at a time that is not during a restricted period, you may not trade if you are aware of material non-public information). The two prohibitions on trading apply independently. The restrictions on trading set forth in this Code also apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Corporation securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Corporation securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Corporation securities to ensure that they do not trade during a restricted period or at any other time when you or they may be aware of material nonpublic information. In addition, these restrictions apply to any corporation, partnership, trust or other entity if you have or share the ability to control the investment decisions of the entity.

Exceptions. Exceptions to the prohibition on trading during restricted periods may be granted under limited circumstances on a case-by-case basis provided that the insider is not aware of material non-public information. The Chief Executive Officer of the Corporation, in his discretion, may grant exceptions for all employees other than himself. Exceptions for the Chief Executive Officer of the Corporation or for any other director may be granted by the Board of Directors of the Corporation in its discretion.

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Rule 10b5-1 Plans. The SEC's Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material non-public information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of stock on the first trading day of each month if the price does not exceed a specified level.

Any employee, officer or director who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Corporation's Chief Executive Officer. As required by Rule 10b5-1, you may enter into or amend a trading plan only when you are not in possession of material non-public information. In addition, an insider may not enter into or amend a trading plan during a restricted period.

Information About Other Companies. In the course of your employment or service as a director, you may become aware of material non-pubic information about other public companies, such as customers or other companies with which the Corporation has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

Tipping. Improper disclosure of material non-public information to another person who trades in the stock (so-called "tipping") is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about the Corporation, or information about any other public company which you acquire in connection with your employment or service as a director with the Corporation, you may be responsible legally for the trading of the person receiving the information from you (your "tippee") and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment or service as a director and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends, or others who might abuse the information by trading in securities, or by passing the information to others who would do so.

Limitation on Certain Trading Activities. Employees, officers and directors are encouraged to own stock of the Corporation as a long-term investment at levels consistent with their individual financial circumstances and risk-bearing abilities (since ownership of any security entails risk). However, employees, officers and directors may not trade in puts, calls, or similar options on stock of the Corporation or "sell stock short." You may exercise any vested stock options granted to you by the Corporation at any time; provided, however, that if in connection with the exercise, you are simultaneously selling some of the option shares or surrendering shares you already own in payment of the exercise price, the exercise may not occur during a restricted period or at any other time when you are aware of material non-public information (unless done pursuant to a pre-approved Rule 10b5-1 trading plan).

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Standing orders, except those used in connection with pre-approved Rule 10b5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Corporation securities. Such "churning" can create any appearance of wrongdoing, even if not based on material non-public information.

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. If a margin sale or foreclosure sale occurs at a time when the borrower is aware of material non-public information, insider trading liability could result. Accordingly, if you hold Corporation securities in a margin account or otherwise pledge Corporation securities as collateral for a loan, you should be aware that doing so carries with it the risk of insider trading liability if you fail to meet a margin call or if you default on the loan.

Consequence of Violation. The Corporation considers strict compliance with this policy to be a matter of utmost importance. Violation of this section of this policy could cause extreme embarrassment and possible legal liability to you and the Corporation. Knowing or willful violations of this section will be cause for immediate termination of employment. Violation of this section might expose the violator to severe civil and criminal penalties (including imprisonment). The monetary damages flowing from a violation could be three times the profit realized by the violator.

Resolving Doubts. If you have any doubt as to your responsibilities under this section, seek clarification and guidance before you act from the Corporation's Chief Executive Officer, who may consult with the Corporation's legal counsel. Do not try to resolve uncertainties on your own.

A Caution About Possible Inability to Sell. Trading in stock of the Corporation may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing stock of the Corporation must consider the inherent risk that a sale of the stock could be prohibited at a time he or she might wish to sell. The next opportunity to sell might not occur until after an extended period, during which the market price of the stock may decline.

Confidential Information About Past and Present Employees

The policy of the Corporation is to safeguard the confidential aspects of its relationship with its employees, to satisfy all requirements of applicable labor laws, and to maintain uniformity in replies to inquiries concerning past and present employees. In order to assure that this policy is consistently maintained, any inquiries relating to employment, salary verification, and performance evaluation regarding past or present employees must be referred to the Human Resources Manager. Also, it is a material violation of this policy to discuss individual compensation, performance reviews, or financial status with coworkers other than for the purpose of collective bargaining protected by the National Labor Relations Act.

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The foregoing procedures apply to all requests, whether written or oral, regarding employment with the Corporation. They do not apply, however, to routine credit inquiries from legitimate businesses regarding deposit or loan information. The latter may be answered in the normal course of business by the appropriate department or the Human Resources Manager.

Other Activities

Solicitation and Distribution Activities

In order to minimize work interruptions and to maintain a businesslike environment the Corporation restricts solicitation and distribution activities on its property. The display of any advertisement or promotion, the sale of any goods or services, or the solicitation of any contribution on the Corporation's property should be coordinated through the Human Resources Manager.

Protection and Proper Use of Corporation Assets

All employees, officers, and directors should protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. All Corporation assets should be used for legitimate business purposes.

Political Activities

The Corporation believes that it is important for every citizen to take an active interest in political and governmental affairs. You are encouraged to keep yourself well informed concerning political issues and candidates and, to the degree practicable, take an active role in fostering better government. You should make it clear at all times, however, that your participation in political activities is as a private citizen and not as a representative of the Corporation. For legal and other reasons, your political activities must not be conducted during work hours (in the case of employees) and must not involve the use of the Corporation's equipment, supplies, or facilities. You may not make any political contribution (in the form of cash, goods, or services) directly or indirectly (e.g., through reimbursement) on behalf of the Corporation.

If you run for political office or are considering a prominent role in a campaign or ballot measure, you must consider the Corporation's position. If the amount of time required by your political activities is significant and may have an adverse effect on your overall performance, prior approval by your supervisor (or from the Corporation's Board of Directors, in the case of the Chief Executive Officer or any other director) is required. If you become involved in political activities, you should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances may you make any payment to any government official or other person or organization that might in any way be construed to be improper, illegal, a bribe, or a kickback. If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to the Corporation's Chief Executive Officer, who may consult with the Corporation's legal counsel, for a determination as to its propriety.

Although it is the Corporation's policy not to endorse individual candidates in an election, you are free to express your own opinions, as long as it is clear that they are your own personal opinions. Unless you have the prior approval of the Corporation's Chief Executive Officer, you may not write supportive letters for candidates or issues on the Corporation's stationery or act in any way that suggests the Corporation's support of or opposition to a candidate or issues. Management of the Corporation will designate specific individuals to speak for the Corporation.

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The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions. A potential conflict of interest can also arise because of an employee's access to inside information and customer lists. Accordingly, you should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict). You must never use customer lists or exploit your business relationship with customers for the benefit of any campaign.

Employees are eligible to participate in National and State Political Action Committees (PACs) that are funded by contributions from employees of the Corporation. These PACs were established with a purpose of promoting the election of qualified federal and state officials. PAC participation is voluntary and conducted independent of the Corporation's business. Participants in the PACs are encouraged to provide direction on the use of the PAC funds.

Advice to Customers

Legal Advice. You may occasionally be asked by customers to make statements that relate to the legality of particular transactions. The Corporation does not practice law or provide legal advice. Accordingly, you must exercise care in your discussions with customers. Nothing must be said that might be interpreted as the giving of legal advice.

Tax or Investment Advice. You must avoid giving customers advice on tax matters, the preparation of tax returns, or investment matters.

Recommending Other Firms to Customers. During the course of your contact with customers and the general public, you may occasionally be asked to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers, and real estate agents. If you make such a recommendation, you should provide several qualified sources without indicating any preference or warranty by the Corporation.

Speeches and Articles for Publication

You may not speak on behalf of the Corporation or discuss the Corporation's policies and procedures in articles, speeches, or presentations without the prior consent of the Corporation's Chief Executive Officer. Although you are encouraged to prepare articles and make presentations in your individual capacity, you must avoid any appearance that you represent the Corporation with respect to such articles or presentations.

Neither you nor members of your immediate family may solicit honoraria for public speaking or writing services performed on behalf of the Corporation or by reason of the fact that you are an employee of the Corporation. You may not accept honoraria worth more than $100 without the prior approval of the Corporation's Chief Executive Officer.

Accounting and Financial Reporting

As a public company, it is of critical importance that the Corporation's filings with the SEC be accurate and timely. An employee, officer, or director may be called upon to provide information necessary to assure that the Corporation's public reports are complete, fair, and understandable. The Corporation expects employees, officers, and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Corporation's public disclosure requirements.

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All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions, and must conform both to applicable legal and accounting requirements and to the Corporation's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

The policy of the Corporation is to comply with all applicable accounting principles, regulatory requirements, and the Corporation's internal controls when preparing and reporting financial information.  If any employee, officer, or director of the Corporation has concerns or complaints regarding questionable accounting practices or auditing matters, then he or she is encouraged to direct those concerns or complaints (anonymously and confidentially) to the internal auditor or to the Chairman of the Audit Committee of the Corporation's Board of Directors (by mail at the main Poplar Bluff location). Additionally, any officer, employee, or director receiving a complaint or concern from an individual outside the Corporation (including, but not limited to, investors, customers, vendors, etc.) regarding accounting, internal accounting controls, or auditing matters is required to report the complaint or concern directly to the Chairman of the Audit Committee.

Compliance With Policy/Reporting/Monitoring

Violations of Code and Reporting

All employees are encouraged to talk with supervisors, managers, and co-workers when in doubt about any situation. All known or suspected violations of laws, rules, regulations, or this Code must be promptly reported to your supervisor or the Human Resources Manager. A violation of any of the provisions of the Corporation's Code of Conduct and Ethics or failure to report a known violation may be cause for disciplinary action, ranging from reprimand to dismissal. Such action is in addition to any criminal or civil liability that might result under applicable laws.

All concerns or complaints will be promptly investigated and appropriate action taken. The Human Resources Manager will document the results of the investigation in a report to the Board of Directors in order to ensure a fair process is utilized in determining whether a violation of this Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Corporation absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential to the extent possible. Please provide sufficient information to allow us to properly investigate your concerns. The Corporation will retain a record of all concerns and complaints, and the results of its investigations, for five years.

Monitoring Code Compliance

Each employee, officer, and director of the Corporation is expected to monitor his or her personal compliance with this Code. In addition, every officer and employee of the Corporation shall disclose in writing or by electronic transmission to their supervisor all outside employment and other potential conflicts of interest. A periodic reaffirmation of compliance with this Code is required of all employees, officers, and directors of the Corporation.

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Fidelity Bond Coverage

Every employee must be covered by the Corporation's fidelity bond. The Corporation will not continue to employ anyone who ceases to be eligible for coverage unless continuation is approved by the Chief Executive Officer of the Corporation and reported to the Audit Committee of the Board of Directors. Coverage under the terms of the fidelity bond ceases for anyone who has committed a dishonest or fraudulent act, including but not limited to the misposting of accounts to favor oneself or another, the kiting of checks, the making of false entries, records, or reports, or the deliberate misrouting of checks to delay payment.

Waivers for Executive Officers or Directors

Any waiver of any provision of this policy for an executive officer or director of the Corporation may be granted only by the Board of Directors, upon recommendation of the Audit Committee, and must be publicly disclosed promptly thereafter. Any waiver must be accompanied by appropriate controls designed to protect the Corporation.

Records Retention

Records must always be retained or destroyed according to the Corporation's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation that may involve records or documents of the Corporation, destruction of all relevant documents must be immediately suspended and all such documents must be preserved until the resumption of destruction is specifically authorized by the Chief Executive Officer of the Corporation. Questions or concerns about the Corporation's record retention and destruction policies should be addressed to the internal auditor.

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